Exhibit 99.1

                   Important Notice Concerning Limitations on
                Trading in Warwick Community Bancorp, Inc. Stock
                ------------------------------------------------

                                                                 August 18, 2004

To:  Executive Officers and Directors of Warwick Community Bancorp, Inc.

From:  Warwick Community Bancorp, Inc.


1. As you may know, a "blackout period" will be imposed on transactions involving the Warwick Community Bancorp, Inc. ("Warwick") common stock fund (the "Warwick stock fund") under the Warwick Savings Bank 401(k) Savings Plan (the "401(k) Plan") and accounts under the Warwick Employee Stock Ownership Plan (the "ESOP"). This blackout period, described in more detail below, is necessary in order for the 401(k) Plan and ESOP trustees to process and implement participants' instructions with respect to the election of consideration in response to the merger contemplated by the Agreement and Plan of Merger, dated as of March 15, 2004, by and among Provident Bancorp, Inc. ("Parent") and Warwick (the "Merger"). UNDER THE SARBANES-OXLEY LAW ENACTED IN 2002, THE EXECUTIVE OFFICERS AND DIRECTORS OF WARWICK WILL GENERALLY BE PROHIBITED FROM ENGAGING IN TRANSACTIONS INVOLVING WARWICK EQUITY SECURITIES (INCLUDING OPTIONS AND OTHER DERIVATIVES BASED ON WARWICK STOCK) DURING THIS BLACKOUT PERIOD. Dispositions of equity securities of Warwick in connection with the Merger, including your election of merger consideration and cashing out of stock options, are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

2. As a result of the need to process participant election instructions about the Merger, during the blackout period, participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the Warwick stock fund under the 401(k) Plan, (2) take distributions of money invested in the Warwick stock fund, and (3) take loans of money invested in the Warwick common stock fund, and participants in the ESOP will be unable to take distributions from the ESOP.

3. The blackout period for the 401(k) Plan and the ESOP is expected to begin at 12:00 p.m. on September 17, 2004 and end on the date that is approximately two weeks after the closing date of the merger, which is expected to be within the first two weeks of October 2004. The blackout period will also be lifted promptly if the Merger is not completed. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by speaking with Roseanna Nielsen, Human Resources at wsbhr@warwick.net or (845) 986-2206 Ext. 2273.

4. Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Warwick that you acquired in connection with your service as an executive officer or director. "Equity securities" are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions of equity securities of Warwick in connection with the Merger are excluded from the trading restrictions.

5. The prohibition covers securities acquired "in connection with service as a director or employment as an executive officer." This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual's service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6. The following are examples of transactions that you may not engage in during the blackout period:

        >> Exercising stock options granted to you in connection with your service as a director or executive officer

        >>       Selling Warwick stock that you acquired by exercising options

        >> Selling Warwick stock that you originally received as a restricted stock grant

7.   There are certain exemptions, including:

        >> Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

        >> Bona fide gifts, bequests and transfers pursuant to domestic relations orders

        >> Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction

8. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON EXECUTIVE OFFICERS AND DIRECTORS WHO VIOLATE THEM COULD BE SEVERE.

WE THEREFORE REQUEST THAT YOU CONTACT ROSEANNA NIELSEN, HUMAN RESOURCES AT WSBHR@WARWICK.NET OR (845) 986-2206 EXT. 2273 BEFORE ENGAGING IN ANY TRANSACTION INVOLVING WARWICK STOCK OR DERIVATIVES BASED ON WARWICK STOCK DURING THE BLACKOUT PERIOD, OR IF YOU BELIEVE THAT ANY SUCH TRANSACTION IN WHICH YOU HAVE A PECUNIARY INTEREST MAY OCCUR DURING THE BLACKOUT PERIOD.